PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 13, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES

METABOLON'S COLLABORATION WITH GSK

Harris & Harris Group, Inc. (Nasdaq:TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by portfolio company, Metabolon, Inc., that it has entered into a collaboration agreement with GlaxoSmithKline ("GSK") to provide metabolomic profiling services and to collaborate on other research projects leveraging Metabolon’s DiscoveryHD4™ platform.

The collaboration will give GSK access to Metabolon’s bioinformatics tools along with the company’s proprietary disease ontologies, as well as visualization tools that will integrate metabolomics data with existing genomics and proteomics data.

Metabolon has completed thousands of metabolomics studies across numerous therapeutic areas and has developed expertise in metabolic pathways and targets that are involved in the onset of disease and its progression.  Metabolon's press release may be viewed at http://www.metabolon.com/news/PressReleases.aspx.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following us on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.